Exhibit 10.24

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of July 29, 2014 (the “Effective Date”), by and between BAIRD INVESTMENT COMPANY, a California corporation, as to an undivided one-half interest, and FREDERICK C. MANSFIELD, Trustee of the Sylvia Baldwin Mansfield Trust dated November 21, 1975, as amended and restated, as to an undivided one-half interest, having an address at 23 Maybeck Street, Novato, California 94949 (collectively, “Seller”), and IPT ACQUISITIONS LLC, a Delaware limited liability company, having an address at 518 17th Street, 17th Floor, Denver, Colorado 80202 (“Buyer”).

RECITALS

WHEREAS, Seller desires to sell, and Buyer desires to purchase, the Property (defined below), located at 211 West Cutting Boulevard in the County of Contra Costa, State of California, and which is more particularly described on Schedule A attached hereto and made a part hereof, upon the terms and covenants and subject to the conditions set forth below.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, it is agreed as follows:

AGREEMENT

ARTICLE I

Definitions

Unless otherwise defined herein, any term capitalized in this Agreement shall have the meanings set forth on Schedule B to this Agreement.

ARTICLE II

Purchase and Sale of the Property

2.1 Purchase. Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, the Property all in accordance with the terms and conditions set forth in this Agreement.

2.2 Purchase Price. The total purchase price (the “Purchase Price”) for the Property shall be equal to $18,350,000.00, subject to adjustment as hereinafter provided. The Purchase Price shall be payable as follows:

(a) Deposit. On or before the 2nd Business Day after the Effective Date, Buyer shall deliver by wire transfer or by check payable to the order of Escrow Agent the amount of $500,000.00 to Escrow Agent. Escrow Agent shall deposit and hold such amount pursuant to the provisions of Article XIV (which earnest money deposit, together with all interest and dividends earned thereon, is herein referred to as the “Deposit”). The Deposit (other than the Independent Contract consideration) shall be retained by Seller or returned to Buyer in accordance with the terms and conditions of this Agreement. Seller and Buyer agree that a portion of the Deposit equal to the Independent Contract Consideration has been bargained for as consideration for Seller’s execution and delivery of this Agreement and for Buyer’s right of review, inspection and termination, and is independent of any other consideration or payment provided for in this Agreement and, notwithstanding anything to the contrary contained herein, is non-refundable in all events.

(b) Intentionally deleted.

(c) Balance. The balance of the Purchase Price (after crediting the Deposit), subject to prorations and adjustments in accordance with Article XII and elsewhere in this Agreement, shall be paid on the Closing Date.

ARTICLE III

Seller’s Deliveries

Except as otherwise provided below, Seller shall, within the time frames noted below, at Seller’s sole cost and expense, deliver, or cause to be delivered (which may include “delivery” pursuant to an on-line data site), to Buyer the information set forth in Sections 3.1 through 3.3 (collectively, the “Seller’s Deliveries”):

3.1 Intentionally deleted.

3.2 Title Insurance Commitment. On or before the 10th day after the Effective Date, a current ALTA title insurance commitment issued by the Title Company, including legible copies of all recorded exceptions to title referred to therein (collectively, the “Title Commitment”), showing marketable, fee simple title to the Real Property to be vested in Seller and committing to insure such title to the Real Property in Buyer (or its assignee) by the issuance of a 2006 ALTA form of extended coverage policy of owner’s title insurance, with the standard printed exceptions deleted, in the amount of the Purchase Price.

3.3 Plans and Records, Permits, Contracts, Tax Records and Other Documents. On or before the 2nd Business Day after the Effective Date, the following:

(a) a list of all Contracts related to the operation and maintenance of the Property (collectively the “Contract List”);

(b) copies of all Tenant Leases, Contracts, and Plans and Records; and

(c) copies of all other documents identified in Schedule D which are within Seller’s Possession or Reasonable Control.

ARTICLE IV

Investigation of the Property

4.1 Inspection of Property. At all reasonable times during the period commencing on the Effective Date and ending on the Closing Date or earlier termination of this Agreement, Buyer, and its employees, agents, consultants and representatives shall be entitled, at Buyer’s sole cost and expense and upon not less than 24 hours’ prior notice to Seller (which notice may be solely by email), to investigate and evaluate the Property, all Seller’s Deliveries, and any other aspects or characteristics of the Property. Such right of investigation shall include the right to (a) enter the Property, and have made, at Buyer’s expense, any studies, tests or inspections of the Property as Buyer may deem necessary or appropriate, and (b) review Tenant Leases and all other Property files. Seller agrees to cooperate reasonably with any such investigations, tests, samplings, analyses, inspections, studies or meetings made by or at Buyer’s direction; provided, however, Seller may, if Seller so desires, have a representative present in connection with any tenant interviews; and in such event, Seller agrees to reasonably cooperate to make such representative available. Buyer shall not conduct a Phase II environmental audit without Seller’s prior written approval, which shall be in Seller’s sole discretion.

4.2 Conduct of Buyer’s Investigation. Buyer shall (i) use commercially reasonable efforts to conduct its investigations at the Real Property in a manner that minimizes disruption to Tenants and Seller’s operation of the Real Property, and (ii) indemnify, hold harmless and defend Seller from any Losses to the extent caused by Buyer’s physical investigations under Section 4.1, but expressly excluding Losses arising out of latent defects, the displacement or disturbance of Hazardous Materials not placed on the Real Property by Buyer or its consultants, the discovery of pre-existing conditions, the negligence or misconduct of Seller, or any diminution in value in the Real Property arising from, or related to, matters discovered by Buyer during its investigation of the Real Property. In addition, if this Agreement is terminated, Buyer shall repair any damage to the Real Property to the extent caused by its entry thereon and shall restore the same to the condition in which it existed prior to such entry; provided, however, that Buyer shall have no obligation to repair any damage to the extent caused by Seller’s negligence or misconduct, to remediate, contain, abate or control any Hazardous Materials not placed on the Real Property by Buyer or its consultants, or to repair or restore any latent condition discovered by

Buyer or its consultants (as long as Buyer or its consultants take reasonable steps not to exacerbate such condition once discovered by Buyer). During its performance of any investigations at the Real Property, Buyer shall maintain (a) commercial general liability insurance with coverages of not less than $1,000,000.00 for injury or death to any one person and $2,000,000.00 for injury or death to more than one person and $1,000,000.00 with respect to property damage, and (b) worker’s compensation insurance for all of its employees. The requirement to carry the insurance specified in the preceding sentence may be satisfied through Buyer’s or its affiliates’ blanket or umbrella insurance policies.

4.3 Buyer’s Termination Right. Buyer shall have the right at any time during the period commencing on the Effective Date and ending on the 30th day after the Effective Date (the “Inspection Period”) to terminate this Agreement in its sole and absolute discretion; provided, however, that the Inspection Period will be extended on a day-for-day basis, up to a maximum of five days, for each day that Seller’s Deliveries have not been delivered or made available to Buyer in accordance with Article III. If Buyer fails to deliver a written notice to Seller waiving its termination right hereunder on or before the expiration of the Inspection Period, then (a) Escrow Agent shall return the Deposit to Buyer, less the Independent Contract Consideration (which Escrow Agent shall deliver to Seller), (b) the parties shall share equally the cancellation charges, if any, of Escrow Agent and Title Company, and (c) this Agreement shall terminate automatically and be of no further force or effect and neither party shall have any further rights or obligations hereunder (other than pursuant to any provision hereof which expressly survives the termination of this Agreement). If Buyer delivers written notice waiving its termination right under this Section 4.3, then the Deposit shall be non-refundable, except for Seller default, failure of any Buyer condition to Closing, or any other provision of this Agreement providing for return of the Deposit to Buyer.

ARTICLE V

Title

5.1 Buyer’s Objections and Resolutions of Buyer’s Objections. Buyer may order, at its sole cost and expense, a survey of the Real Property (the “Survey”), prepared by a surveyor selected by Buyer, and certified to Buyer (and/or its assignee), any lender specified by Buyer and the Title Company. Buyer shall have until 5 days prior to the expiration of the Inspection Period (the “Buyer Objection Deadline”) to notify Seller in writing of any objection (the “Buyer Objection Notice”) which Buyer may have to any matters reported or shown in the Title Documents. If Buyer delivers the Buyer Objection Notice, then, Seller may deliver in Seller’s sole and absolute discretion, a response (the “Seller Response”) no later than 3 days after the date of the Buyer Objection Notice (the “Response Deadline”). If Seller fails to deliver the Seller Response on or before the Response Deadline, Seller shall be deemed to have elected not to cure any of the matters set forth in the Buyer Objection Notice. If Buyer waives its right to terminate this Agreement pursuant to Section 4.3 and the Seller Response contains any commitment to cure any of the items set forth in Buyer’s Objection Notice, Seller’s obligation to cause such cures as set forth in the Seller Response shall be an additional Seller covenant and also a condition precedent to Buyer’s obligations to close.

Notwithstanding anything herein to the contrary, if the Title Documents are re-issued or updated after the Buyer Objection Deadline, Buyer shall have the right to object (each, a “New Buyer Objection”) to any additional matter disclosed or contained (each, a “New Title Document Matter”) in any such update of the Title Documents (notwithstanding the passage of the Inspection Period). If Seller is unable or unwilling to cure any such New Title Document Matter to the sole satisfaction of Buyer (in Buyer’s sole and absolute discretion) within the lesser of 5 days following receipt by Seller of a New Buyer Objection or the Closing Date, Buyer shall have the right either to (i) waive such New Title Document Matter and proceed to Closing without any adjustment in the Purchase Price, or (ii) terminate this Agreement and receive a return of the Deposit (in addition to any other remedies that Buyer may have under this Agreement if the New Title Document Matter was caused by a breach of a covenant or representation of Seller under this Agreement).

5.2 Permitted Exceptions. The exceptions to title disclosed in the Title Commitment, other than (a) those title exceptions to which Buyer has tendered an objection in the Buyer Objection Notice or New Buyer Objection which are not subsequently cured or waived, (b) any delinquent taxes or assessments, and (c) any standard printed exceptions, shall be the “Permitted Exceptions” hereunder. Notwithstanding anything to the contrary contained herein, Seller shall discharge and remove any and all Liens affecting the Property which secure an obligation to pay money (other than installments of real and personal property taxes and liens for special improvements not delinquent as of the Closing), and such Liens shall not be Permitted Exceptions (whether or not Buyer expressly objects to such Liens).

5.3 Issuance of Title Policy. At the Closing, Seller shall cause the Title Company to issue to Buyer (with an effective date not earlier than the Closing Date), at Buyer’s expense (including the expense of providing extended coverage and the endorsements specified herein), a 2006 ALTA form of extended coverage owner’s policy of title insurance insuring good, marketable, insurable title to the Real Property in Buyer or its assignee in the amount of the Purchase Price, subject only to the Permitted Exceptions and with all endorsements agreed to by Buyer in satisfaction of the items raised in the Buyer Objection Notice (the “Title Policy”). The issuance of the Title Policy shall be a condition to Buyer’s obligation to close hereunder.

ARTICLE VI

Seller’s Representations and Warranties

Seller represents, warrants and covenants to Buyer as follows as of the Effective Date and Closing (collectively, “Seller’s Representations”):

6.1 Authority. One of the entity’s comprising Seller is a corporation, and one of the entities comprising Seller is a trust, both of which are duly organized, validly existing and in good standing under the laws of the state of its organization and the state in which the Property is located. Seller never has existed or operated under any other name. Seller has made all filings necessary in the state in which the Property is located to own and operate the Property. Seller has the full right, power and authority to enter into this Agreement and all documents contemplated hereby, and consummate the transaction contemplated by this Agreement. All requisite action has been taken by Seller in connection with entering into this Agreement, and will be taken by Seller prior to the Closing in connection with the execution and delivery of the instruments referenced herein, and the consummation of the transaction contemplated hereby. Each of the persons and entities signing this Agreement and the other documents contemplated by this Agreement on behalf of Seller has the legal right, power and authority to bind Seller.

6.2 No Conflicts. The execution, delivery and performance by Seller of this Agreement and the instruments referenced herein and the transaction contemplated hereby will not conflict with, or with or without notice or the passage of time or both, result in a breach of, violate any term or provision of, or constitute a default under any articles of formation, bylaws, partnership agreement (oral or written), operating agreement, indenture, deed of trust, mortgage, contract, agreement, judicial or administrative order, or any Law to which Seller or any portion of the Property is bound.

6.3 Consents; Binding Obligations. No approval or consent is required from any person (including any partner, shareholder, member, creditor, investor or governmental body) for Seller to execute, deliver or perform this Agreement or the other instruments contemplated hereby or for Seller to consummate the transaction contemplated hereby. This Agreement and all documents required hereby to be executed by Seller are and shall be valid, legally binding obligations of and enforceable against Seller in accordance with their terms.

6.4 No Bankruptcy. No petition in bankruptcy (voluntary or otherwise), attachment, execution proceeding, assignment for the benefit of creditors, or petition seeking reorganization or insolvency, arrangement or other action or proceeding under federal or state bankruptcy law is pending against or contemplated (or, to Seller’s Knowledge, threatened) by or against Seller or any general partner or managing member of Seller.

6.5 Tenant Leases and Contracts.

(a) The Rent Roll is true, correct and complete in all material respects. True, correct and complete copies of all Tenant Leases and all amendments, guaranties and other documents relating thereto will be delivered to Buyer in accordance with Article III.

(b) Except for any parties in possession pursuant to, and any right of possession granted under, the Tenant Leases shown on the Rent Roll, there are no leases, subleases, occupancies or tenancies or parties in possession of any part of the Property.

(c) Seller has no Knowledge of and has neither given nor received any written notice of default with respect to any of the Tenant Leases.

(d) Except as expressly stated in the Rent Roll, all leasing commissions due to brokers under any of the Tenant Leases, and all tenant improvement obligations, concessions and other tenant inducements, have been fully paid and satisfied by Seller and no such commissions, obligations, concessions or inducements become payable in the future.

6.6 The Contract List required by Article III is a true, correct and complete list of all management, service, supply, repair and maintenance agreements, equipment leases and all other contracts and agreements (excluding the Tenant Leases) with respect to or affecting the Property as of the Effective Date and at Closing the Contract List shall not include those Contracts being terminated pursuant to the provisions of Section 8.2.

6.7 No Actions/Compliance With Laws. To Seller’s Knowledge, there are no actions, suits, proceedings or claims pending, contemplated or threatened, before any court, commission, regulatory body, administrative agency or other governmental or quasi-governmental body with respect to the Property, or the ability of Seller to consummate the transaction contemplated by this Agreement. Seller has not received written notice of any violations of any Laws affecting or applicable to any or all of the Property.

6.8 Non-Foreign Status/Patriot Act. Seller is not a foreign person, foreign corporation, foreign partnership, foreign trust or foreign estate, as those terms are defined in (a) the Code and the corresponding income tax regulations, and (b) similar provisions of state law. Buyer has no duty to collect withholding taxes for Seller pursuant to the Foreign Investors Real Property Tax Act of 1980, as amended, or any applicable foreign, state, or local law. Seller is not a Prohibited Person. To Seller’s Knowledge, none of its investors, affiliates or brokers or other agents (if any), acting or benefiting in any capacity in connection with this Agreement is a Prohibited Person. The assets Seller will transfer to Buyer under this Agreement are not the property of, and are not beneficially owned, directly or indirectly, by a Prohibited Person. The assets Seller will transfer to Buyer under this Agreement are not the proceeds of specified unlawful activity as defined by 18 U.S.C. §1956(c)(7).

Without limiting the generality of the foregoing, except as expressly set forth in this Agreement or the Closing Documents, Buyer hereby acknowledges and agrees that it is purchasing the Property and each portion thereof in its present “as is/where is” condition with all defects, and neither Seller nor any employee or agent of Seller has made or will make, either expressly or impliedly, any representations, guaranties, promises, statements, assurances or warranties of any kind concerning any of the following matters: (i) the suitability or condition of the Property for any purpose or its fitness for any particular use, including Buyer’s intended use; (ii) the profitability and/or feasibility of owning, developing, operating and/or improving the Property; (iii) the physical condition of the Property, including, without limitation, the current or former presence or absence of environmental hazards or hazardous materials, asbestos, radon gas, underground storage tanks, electromagnetic fields, or other substances or conditions which may affect the Property or its current or future uses, habitability, value or desirability; (iv) the rental, income, costs or expenses thereof; (v) the net or gross acreage, usable or unusable, contained therein; (vi) the condition of title; (vii) the compliance by the Property with applicable zoning or building laws, codes or ordinances, or other laws, rules and regulations, including, without limitation, environmental and similar laws governing or relating to environmental hazards or hazardous materials, asbestos, radon gas, underground storage tanks, electromagnetic fields, or other substances or conditions which may affect the Property or its current or future uses, habitability, value or desirability; (viii) water or any other utility availability or use restrictions; (ix) geologic/seismic conditions, soil and terrain stability, or drainage; (x) sewer, septic and well systems and components; (xi) other neighborhood conditions, including schools, proximity and adequacy of law enforcement and fire protection, crime statistics, noise or odor from any sources, landfills, proposed future developments, or other conditions or influences which may be significant to certain cultures or religions; and (xii) any other past, present or future matter relating to the Property which may affect the Property or its current or future use, habitability, value or desirability.

Seller’s Representations are acknowledged by Seller to be material and to be relied upon by Buyer in proceeding with this transaction, and shall be deemed to have been remade by Seller as of the Closing Date. Seller will not cause or suffer any action to be taken which would cause any of the foregoing representations or warranties to be untrue as of the Closing Date. Seller shall immediately notify Buyer, in writing, of any event or condition known to Seller which occurs prior to the Closing Date which causes a change in the facts relating to, or the truth of, any of the above representations or warranties; provided, however, that upon such notification, (i) Buyer shall have the option to terminate this Agreement by delivering written notice thereof to Seller, in which case Escrow Agent shall return the Deposit to Buyer, the parties shall share equally the cancellation charges, if any, of Escrow Agent and Title Company, and this Agreement shall be of no further force or effect and neither party shall have any further rights or obligations hereunder (other than pursuant to any provision hereof which expressly survives the termination of this Agreement, and (ii) to the extent that any of the events or conditions described in such notification are caused as a result of a breach by Seller of this Agreement, Buyer shall be entitled to all of the rights and remedies set forth in Section 13.1, it being expressly understood that Seller’s obligation to provide such notification shall in no way relieve Seller of any liability for a breach by Seller of any of its representations, warranties, covenants or agreements under this Agreement. Seller’s Representations shall survive the Closing to extent set forth in Section 15.4.

6.9 Definition of Seller’s Knowledge. With respect to Seller’s Representations, the term Seller’s Knowledge shall mean and refer to the Knowledge of Bruce Baldwin, the President of Baird Investments. Seller represents and warrants to Buyer that such persons are in an official position on behalf of Seller to have the information or the obligation to investigate to obtain such information and/or the responsibility on behalf of Seller for the matters and information which are the subject of Seller’s Representations. Nothing contained in this Section 6.14 shall impose any personal liability on any of the foregoing individuals.

ARTICLE VII

Buyer’s Representations and Warranties

Buyer represents and warrants to Seller as follows:

7.1 Authority. Buyer is a Delaware limited liability company duly organized, validly existing and in good standing under the laws of the state of its organization. Buyer has the full right, power and authority to enter into this Agreement and all documents contemplated hereby, and consummate the transaction contemplated by this Agreement, subject to Section 7.3. All requisite action has been taken by Buyer in connection with entering into this Agreement, and will be taken by Buyer prior to the Closing in connection with the execution and delivery of the instruments referenced herein, and the consummation of the transaction contemplated hereby, subject to Section 7.3. Each of the persons and entities signing this Agreement and the other documents contemplated by this Agreement on behalf of Buyer has the legal right, power and authority to bind Buyer.

7.2 No Conflicts. The execution, delivery and performance by Buyer of this Agreement and the instruments referenced herein and the transaction contemplated hereby will not conflict with, or with or without notice or the passage of time or both, result in a breach of, violate any term or provision of, or constitute a default under any articles of formation, bylaws, partnership agreement, operating agreement, indenture, deed of trust, mortgage, contract, agreement (oral or written), judicial or administrative order, or any Law to which Buyer is bound.

7.3 Consents; Binding Obligations. No approval or consent from any person (including any partners, shareholder, member, creditor, investor or governmental body) is required for Buyer to execute, deliver or perform this Agreement or the other instruments contemplated hereby or for Buyer to consummate the transaction at Closing contemplated hereby; provided, however, that Buyer will require approval of its board of directors in order to consummate the acquisition of the Property, which approval Buyer intends to seek prior to the end of the Inspection Period. This Agreement and all documents required hereby to be executed by Buyer are and shall be valid, legally binding obligations of and enforceable against Buyer in accordance with their terms.

7.4 No Bankruptcy. No petition in bankruptcy (voluntary or otherwise), attachment, execution proceeding, assignment for the benefit of creditors, or petition seeking reorganization or insolvency, arrangement or other action or proceeding under federal or state bankruptcy law is pending against or contemplated (or, to buyer’s knowledge, threatened) by or against Buyer or any general partner or managing member of Buyer.

7.5 Prohibited Person. Buyer is not a Prohibited Person. To Buyer’s knowledge, except for third-party persons who hold direct or indirect ownership interests in Buyer, none of Buyer’s affiliates or parent entities is a Prohibited Person. To Buyer’s knowledge, except for third-party persons who hold direct or indirect ownership interests in Buyer, the Property is not the property of or beneficially owned by a Prohibited Person. To Buyer’s knowledge, except for third-party persons who hold direct or indirect ownership interests in Buyer, the Property is not the proceeds of specified unlawful activity as defined by 18 U.S.C. § 1956(c)(7).

ARTICLE VIII

Seller’s Undertakings Pending Closing

8.1 Operation of the Property. Until the earlier of Closing or termination of this Agreement, Seller agrees as follows:

(a) Subject to Sections 8.1(b) and 8.1(c), without Buyer’s prior written approval, which may be withheld in Buyer’s sole and absolute discretion, Seller shall not directly or indirectly sell, contribute, assign or create any right, title or interest whatsoever in or to the Property during the term of this Agreement. This Section shall not prevent Seller from encumbering the Property with a lien or mortgage that will be removed at Closing without the approval of Buyer.

(b) Without Buyer’s prior written approval, which may be withheld in Buyer’s reasonable discretion prior to the date which is five days prior to the end of the Inspection Period and in Buyer’s sole and absolute discretion thereafter, Seller shall not enter into any new (or extend, amend, renew or replace any existing) agreement, service contract, employment contract, permit or obligation affecting the Property which would be binding upon Buyer upon its acquisition of the Property, or file for, pursue, accept or obtain any zoning, land use permit or other development approval or entitlement, or consent to the inclusion of the Property into any special district; provided, however, (i) prior to expiration of the Inspection Period, Seller may enter into service or similar contracts without Buyer’s approval if such contract is entered into in the ordinary course of Seller’s business and is terminable without penalty or premium on not more than 30 days notice from the owner of the Property and is disclosed promptly in writing to Buyer; and (ii) Seller may enter new Tenant Leases pursuant to Section 8.1(c).

(c) Without Buyer’s prior written approval, which may be withheld in Buyer’s reasonable discretion prior to the date which is five days prior to the end of the Inspection Period and in Buyer’s sole and absolute discretion thereafter, Seller shall not (i) enter into any new lease (each, a “New Lease”) for any portion of the Property, (ii) terminate any existing Tenant Lease, or (iii) extend, amend, renew or replace any Tenant Lease or expand the space leased by a Tenant thereunder (each, a “Lease Renewal”). If Seller desires to enter into a New Lease or Lease Renewal after the Effective Date, it shall give written notice (the “New Lease Request”) to Buyer and include the following information and documents with such New Lease Request: (i) the name of the proposed or existing Tenant, (ii) identification of the portion of the Property that is the subject of the New Lease or Lease Renewal, (iii) a summary of the material terms of the New Lease or Lease Renewal, including base rent, reimbursement of operating expenses, security deposit, guaranties or other credit enhancement, concessions, proposed tenant improvements and tenant improvement allowance, term, renewal options, early termination rights, permitted uses, and exclusive rights, (iv) a copy of the proposed New Lease or Lease Renewal and all exhibits thereto, and (v) financial information regarding the proposed or existing Tenant. If Buyer fails to respond to any New Lease Request within 5 Business Days after receipt thereof, Buyer shall be deemed to have denied the request to enter into such New Lease or Lease Renewal.

(d) Seller may continue to market for sale, and solicit, accept, entertain or enter into any negotiations or agreements with respect to the sale or disposition of any or all of the Property, or any interest therein, so long as all such negotiations are expressly subject to the terms and conditions of this Agreement.

(e) Seller shall, except as otherwise provided in this Agreement, operate and maintain the Property in accordance with Seller’s past practice and all applicable Laws. Seller shall maintain all casualty and liability insurance in place as of the Effective Date with respect to the Property in amounts and with deductibles substantially the same as existing on the Effective Date.

(f) Seller shall not remove any material item of Personal Property from the Real Property unless the same is obsolete and is replaced by tangible personal property of equal or greater utility and value. Should any material equipment, fixtures or services fail between the Effective Date and the Closing Date, Seller shall be responsible for the repair or replacement of such equipment, fixtures or services with a new unit of similar size and quality, or at Buyer’s option, Seller shall give Buyer an equivalent credit towards the Purchase Price at the Closing.

(g) Seller shall not accept any rent from any Tenant (or any new tenant under any new lease permitted pursuant to the terms hereof) for more than 1 month in advance of the payment date. Other than actions against a Tenant that do not seek eviction, Seller shall not commence or allow to be commenced on its behalf any action, suit or proceeding with respect to all or any portion of the Property without the prior written consent of Buyer.

8.2 Termination of Contracts and Employees.

(a) Seller agrees to terminate by written notice to the other party thereto and as otherwise required pursuant thereto, effective as of the Closing, (i) any Contracts binding upon or relating to property in addition to the Real Property and (ii) all of the Contracts (including, without limitation, those executed pursuant to Section 8.1(b)) that Buyer does not, by written notice to Seller given on or prior to the expiration of the Inspection Period, elect to assume. All Contracts that Buyer elects to assume by written notice to Seller given on or prior to the expiration of the Inspection Period shall be identified on Schedule C to Exhibit C and no other Contracts shall be identified thereon. With respect to any Contracts which Buyer requires to be terminated, Seller shall pay all termination costs, liquidated damages, fees and/or expenses related thereto, it being understood and agreed that Buyer shall have no liability or obligations for any Contract which is terminated or not assumed hereunder.

(b) Any property management and leasing contracts for the Property (if any exist) shall be terminated prior to the Closing. All employees of Seller, if any, shall have their employment at the Property terminated effective as of Closing.

8.3 Casualty Damage/Condemnation. Notwithstanding anything to the contrary set forth in this Agreement, if, prior to Closing, either (a) $500,000.00 or more of damage is caused to the Property as a result of any earthquake, hurricane, tornado, flood, landslide, fire, act of war, terrorism, terrorist activity or other casualty, or any portion of the Property equal to or greater than such amount is taken (or is threatened to be taken) under the power or threat of eminent domain (temporarily or permanently), (b) material access to the Property, or a material portion of the parking is destroyed as a result of a casualty or is taken (or is threatened to be taken) under the power or threat of eminent domain (temporarily or permanently), (c) any portion of the Property is rendered untenantable or is taken (or threatened to be taken) under the power or threat of eminent domain (temporarily or permanently) such that the use of the balance of the Property is materially impaired, (d) a casualty or condemnation occurs that is reasonably estimated to result in loss of rental income after Closing in excess of $100,000.00, or (e) any Tenant has the right to terminate its respective Tenant Lease as a result of a casualty or a temporary or permanent taking (or threatened taking) under the power or threat of eminent domain, and such tenant fails to waive such right (any event under subsections (a) through (e) of this Section 8.3 being a “Material Change”), then, in any such event, Buyer may elect to terminate this Agreement by giving written notice to Seller of its election to terminate this Agreement (a “Material Event Termination Notice”) on or before the 15th day after Buyer receives written notice of such destruction, taking or threatened taking. Buyer, at its option and in its sole discretion, may extend the Closing Date to allow Buyer such full 15-day period to determine if Buyer elects to issue a Material Event Termination Notice. If Buyer does not give (or has no right to give) a Material Event Termination Notice within such 15-day period, then (i) this transaction shall close as set forth in this Agreement, (ii) Buyer shall pay the full Purchase Price (subject to clause (iv) below), (iii) Seller shall assign to Buyer the proceeds of any insurance policies payable to Seller (or shall assign the right or claim to receive such proceeds after Closing), or Seller’s right to or portion of any condemnation award (or payment in lieu thereof), and (iv) the amount of any deductible or self-insured or uninsured amount shall be a credit against the Purchase Price. If Buyer timely delivers a Material Event Termination Notice pursuant to this section, the Deposit, less the Independent Contract Consideration (which Escrow Agent shall deliver to Seller), shall be returned to Buyer, the parties shall share equally the cancellation charges, if any, of Escrow Agent and Title Company, and this Agreement shall be of no further force or effect and neither party shall have any further rights or obligations hereunder (other than pursuant to any provision which expressly survives the termination of this Agreement). Seller shall not settle or compromise any insurance claim or condemnation action without the prior written consent of Buyer, and Buyer shall have the option to participate in any such claim or action. Seller shall obtain Buyer’s prior approval (which shall not be unreasonably withheld, delayed or conditioned) with respect to (Y) the repair of any Material Change (including the plans, contracts and contractors for such repair work), and (Z) the repair of any other casualty or condemnation if such repair will not be fully and completed repaired prior to the Closing.

8.4 Risk of Loss. Notwithstanding anything to the contrary herein, Seller shall maintain risk of loss of the Property until the actual time of Closing, after which time the risk of loss shall pass to Buyer and Buyer shall be responsible for obtaining its own insurance thereafter.

8.5 Estoppels. No later than 10 days after the Effective Date, Seller shall request estoppel certificates from each Tenant in the form attached hereto as Exhibit D (each a “Tenant Estoppel Certificate”) or, if such Tenant is unwilling to execute such form, then the form attached to such Tenant’s lease. Seller shall use commercially reasonable efforts to obtain and deliver each of the Tenant Estoppel Certificates to Buyer on or before 3 Business Days prior to Closing. Each Tenant Estoppel Certificate shall be dated no earlier than 30 days prior to the Closing Date. Seller shall provide Buyer with an opportunity to review each Tenant Estoppel Certificate prior to submitting same to each Tenant, and shall copy Buyer on its correspondence to each Tenant transmitting the Tenant Estoppel Certificates. Seller shall deliver any Tenant Estoppel Certificates received from Tenants to Buyer promptly upon Seller’s receipt. Seller shall reasonably facilitate Buyer contacting any Tenant regarding the Tenant Estoppel Certificates. No Tenant Estoppel Certificates shall show any materially adverse matters, including, without limitation, any verbal agreements or any default or purported default thereunder by any party.

ARTICLE IX

Buyer’s Obligation to Close

9.1 Buyer’s Conditions. Buyer shall not be obligated to close hereunder unless each of the following conditions shall exist on the Closing Date:

(a) Title Policy. The Title Company shall issue (or shall be prepared and irrevocably and unconditionally committed to issue) the Title Policy as described in Section 5.3;

(b) Accuracy of Representations. All of the representations and warranties made by Seller in this Agreement or any of the Closing Documents shall be true, correct and complete on and as of the Closing Date, and Seller will so certify;

(c) Seller’s Performance. Seller shall have, in all material respects, (i) performed all covenants and obligations, and (ii) complied with all conditions, required by this Agreement to be performed or complied with by Seller on or before the Closing Date or each such covenant, obligation and condition shall be waived by Buyer in writing and in its sole and absolute discretion prior to the Closing;

(d) No Violations. There shall be no notice issued of any violation or alleged violation of any Law with respect to any portion of the Property which has not been corrected to the satisfaction of the issuer of the notice;

(e) No Liens. The Property, including the Personal Property, shall be conveyed free and clear of all Liens, except Permitted Exceptions;

(f) Consents. All consents required to effect the transaction shall have been obtained by Seller;

(g) Intentionally deleted.

(h) Tenants. No Tenant shall have terminated, or given notice of intent to terminate, their Tenant Lease pursuant to the terms of such Tenant Lease or otherwise. No Tenant, shall have vacated, abandoned, ceased operations or filed for voluntary bankruptcy or be subject to an involuntary bankruptcy proceeding. There shall be no material change in the economic condition or business structure of Tenant between the end of the Inspection Period and the Closing.

(i) Estoppels. Seller shall have delivered to Buyer Tenant Estoppel Certificates sufficient to reach the Estoppel Threshold.

(j) Other Conditions. Any other condition set forth in this Agreement to Buyer’s obligation to close has been satisfied by the applicable date.

9.2 Intentionally deleted.

9.3 Failure of Conditions. If any condition specified in Section 9.1(i) is not satisfied on or before the Closing Date, either Buyer or Seller may extend the Closing Date for a sufficient time (but not to exceed 15 days within which to cure or satisfy such condition and if Seller elects to extend the Closing Date, Seller shall immediately commence prosecution of such cure or satisfaction and if any condition specified in any other provisions of this Article 9 is not satisfied on or before the Closing Date, Buyer may, at its option, and in its sole and absolute discretion, (a) extend the Closing Date to allow Seller a sufficient time (but not to exceed 15 days) within which to cure or satisfy such condition, (b) waive any such condition which can legally be waived either at the time originally established for Closing or at any time on or before the 15th day thereafter and proceed to Closing without adjustment or abatement of the Purchase Price, or (c) terminate this Agreement by written notice thereof to Seller, in which case the Deposit, less the Independent Contract Consideration (which Escrow Agent shall deliver to Seller), shall be returned to Buyer, and Buyer and Seller shall each pay one half of the cancellation charges as to the Property (unless Seller is in breach or default hereunder in which case Seller shall pay the cancellation charges as to the Property), if any, of Escrow Agent and Title Company. In addition to (and notwithstanding) the foregoing, if the failure of the condition is due to a breach by Seller hereunder, Buyer may pursue any of its remedies under Section 13.1.

ARTICLE X

Seller’s Obligation to Close

10.1 Seller’s Conditions. Seller shall not be obligated to close hereunder unless each of the following conditions shall exist on the Closing Date:

(a) Accuracy of Representations. All of the representations and warranties made by Buyer in this Agreement or any of the Closing Documents shall be true, correct and complete on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, and Buyer will so certify; and

(b) Buyer’s Performance. Buyer shall have, in all material respects, (i) performed all covenants and obligations and (ii) complied with all conditions, required by this Agreement to be performed or complied with by Buyer on or before the Closing Date or each such covenant, obligation and condition shall be waived by Seller in writing and in its sole and absolute discretion prior to Closing.

10.2 Failure of Conditions. If any condition specified in Section 10.1 is not satisfied on or before the Closing Date, Seller may, at its option, and in its sole and absolute discretion, (a) waive any such condition which can legally be waived and proceed to Closing without adjustment or abatement of the Purchase Price, or (b) terminate this Agreement by written notice thereof to Buyer in which case the Deposit, less the Independent Contract Consideration (which Escrow Agent shall deliver to Seller), shall be returned to Buyer, and Buyer and Seller shall each pay one half of the cancellation charges as to the Property (unless Buyer is in breach or default hereunder in which case Buyer shall pay the cancellation charges as to the Property), if any, of Escrow Agent and Title Company. Notwithstanding the foregoing, if the failure of the condition is due to a breach by Buyer hereunder, Seller may pursue any of its remedies under Section 13.2.

ARTICLE XI

Closing

11.1 Time of Closing. Subject to the provisions of this Agreement, the closing of the transactions contemplated hereby (the “Closing”) shall take place on or before 3:00 p.m. (EST) on the Closing Date through an escrow with Escrow Agent, whereby Seller, Buyer and their attorneys need not be physically present and may deliver documents by overnight air courier or other means. The “Closing Date” shall be 10 Business Days after the expiration of the Inspection Period, or such earlier date as may be mutually acceptable to the parties; provided, however, that Seller shall have the right to extend the Closing Date for up to two (2) successive periods of thirty (30) days each by providing written notice to Buyer at least five (5) Business Days prior to then scheduled Closing Date.

11.2 Deliveries at Closing by Seller. On or before the Closing, Seller, at its sole cost and expense, shall deliver to Escrow Agent the following, each dated as of the Closing Date, in addition to all other items and payments required by this Agreement to be delivered by Seller at the Closing:

(a) Deed. Seller shall deliver an original duly executed and acknowledged grant deed (the “Deed”), in the form attached hereto as Exhibit A, conveying good and marketable fee simple title to the Property to Buyer, free of all Liens but subject only to the Permitted Exceptions.

(b) Bill of Sale and General Assignment. Seller shall deliver two duly executed originals of a bill of sale and general assignment (and other instruments of conveyance, including, by way of example only, articles of transfer, as may be required to convey personal property), in the form attached hereto as Exhibit B (the “Bill of Sale”), conveying good and marketable title to such Personal Property, Permits, Plans and Records and Intangible Property to Buyer, free and clear of all Liens but subject to the Permitted Exceptions.

(c) Assignment of Leases and Contracts. Seller shall deliver two duly executed counterparts of an assignment and assumption of leases and contracts in the form attached hereto as Exhibit C (the “Assignment of Leases and Contracts”), assigning to Buyer all of Seller’s right, title and interest in and to the Tenant Leases and Contracts (if any are approved by Buyer).

(d) Intentionally deleted.

(e) Proof of Authority. Seller shall provide such proof of authority and authorization to enter into this Agreement and the transactions contemplated hereby, and such proof of the power and authority of the individual(s) executing or delivering any documents or certificates on behalf of Seller as may be reasonably required by Title Company.

(f) Non-Foreign Affidavit. Seller shall deliver an original duly executed Non-Foreign Affidavit in a form reasonably satisfactory to Buyer and the Title Company. If Seller does not furnish such Non-Foreign Affidavit, Buyer may withhold (or may direct Title Company to withhold) from the cash funds payable to Seller pursuant to this Agreement at Closing, an amount equal to the amount required to be so withheld pursuant to Section 1445(a) of the Code and such withheld funds shall be deposited with the Internal Revenue Service as required by Section 1445(a) of the Code and the regulations promulgated thereunder. Seller also shall execute and deliver to Buyer and the Title Company a duly executed affirmation reasonably satisfactory to the Title Company and Buyer for the purposes of satisfying the Title Company and Buyer that the transaction is exempt from the withholding requirements under state and local law. If Seller fails to execute the appropriate documents under this subsection, or the transaction is not exempt from withholding requirements of state and local law, Buyer or the Title Company may withhold the amount of such taxes (calculated at the highest rate required or permitted by Law) from proceeds otherwise to be paid to Seller at the Closing.

(g) Title Affidavits. Seller shall execute and deliver to the Title Company such agreements or statements as may be reasonably required by the Title Company in order to issue the Title Policy as described in Section 5.3, including as may be required by the Title Company in order to issue a gap endorsement and delete all standard exceptions to the Title Policy, including, without limitation, the exceptions related to the parties in possession and mechanic’s lien, provided that Seller shall not be required to execute and deliver to the Title Company any agreements or statements to facilitate the issuance of any other endorsements unless Seller specifically agrees to provide such endorsements.

(h) Updated Rent Roll and Contract List. Seller shall deliver a duly executed original certification that the Rent Roll and Contract List are true, correct and complete as of the Closing Date.

(i) Closing Statement. Seller shall deliver two duly executed counterparts of a settlement statement of all prorations, allocations, closing costs and payments of moneys related to the Closing of the transactions contemplated by this Agreement (the “Closing Statement”).

(j) Intentionally deleted.

(k) Other Documents. Seller shall, as reasonably requested the Title Company or the Escrow Agent, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, any and all conveyances, assignments and all other instruments and documents as may be reasonably necessary in order to complete the transaction herein provided and to carry out the intent and purposes of this Agreement.

11.3 Deliveries at Closing by Buyer. On or before the Closing, Buyer, at its sole cost and expense, shall deliver to Escrow Agent the following, each dated as of the Closing Date, in addition to all other items and payments required by this Agreement to be delivered by Buyer at the Closing:

(a) Purchase Price. Buyer shall deliver to Escrow Agent for delivery to Seller cash, in an amount equal to the Purchase Price as provided in Section 2.2, subject to the credits set forth in this Agreement and the adjustments described in Article XII.

(b) Bill of Sale and General Assignment. Buyer shall deliver two duly executed counterparts of the Bill of Sale.

(c) Assignment of Leases and Contracts. Buyer shall deliver two duly executed counterparts of the Assignment of Leases and Contracts.

(d) Proof of Authority. Buyer shall provide such proof of authority and authorization to enter into this Agreement and the transactions contemplated hereby, and such proof of the power and authority of the individual(s) executing or delivering any documents or certificates on behalf of Buyer as may be reasonably required by Title Company.

(e) Closing Statement. Buyer shall deliver two duly executed counterparts of the Closing Statement.

(f) Other Documents. Buyer shall, as reasonably requested by the Title Company or the Escrow Agent, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, any and all conveyances, assignments and all other instruments and documents as may be reasonably necessary in order to complete the transaction herein provided and to carry out the intent and purposes of this Agreement.

11.4 Deliveries Outside of Escrow. Seller shall deliver possession of the Property, subject only to the Permitted Exceptions, to Buyer upon the Closing. Further, Seller hereby covenants and agrees to deliver to Buyer, on or prior to the Closing, the following items:

(a) Intangible Property. Seller shall deliver the originals of the Plans and Records, Tenant Leases, Contracts, Permits and Intangible Property to the extent in Seller’s Possession or Reasonable Control or, if not, available copies thereof.

(b) Warranties. Seller shall transfer to Buyer all warranties for the benefit of the Property, including, without limitation, any roof warranty.

(c) Personal Property. Seller shall deliver the Personal Property, including any and all keys, pass cards, security codes, computer software and other devices relating to access to the Improvements.

(d) Tenant Notification Letter. Seller shall deliver a tenant notification letter, in a form reasonably provided by Buyer and duly executed by Seller, notifying each Tenant under a Tenant Lease that the Property has been conveyed to Buyer and directing each Tenant to make all payments of rent and to send any notices or other correspondence regarding their respective Tenant Leases to the persons and addresses to be determined by Buyer and specified in each such letter, on and after the Closing Date.

(e) Termination of Contracts. Seller shall deliver to Buyer evidence reasonably satisfactory to Buyer that any Contracts which Buyer has elected not to assume have been terminated effective upon the Closing Date.

ARTICLE XII

Prorations and Closing Expenses

12.1 Closing Adjustments. In addition to any other credits or prorations provided elsewhere in this Agreement, the cash due at Closing pursuant to Section 2.2 shall be adjusted as of the Closing Date in accordance with the provisions set forth in this Section 12.1. Buyer and Seller agree to prepare a proration schedule (the “Proration Schedule”) of adjustments 5 Business Days prior to Closing. Such adjustments, if and to the extent known and agreed upon as of the Closing Date, shall be paid by Buyer to Seller (if the prorations result in a net credit to Seller) or by Seller to Buyer (if the prorations result in a net credit to Buyer), by increasing or reducing the cash to be paid by Buyer at Closing. Any such adjustments not determined or agreed upon as of the Closing Date, shall be paid by Buyer to Seller, or Seller to Buyer, as the case may be, in cash as soon as practicable following the Closing Date. For purposes of calculating prorations and the Proration Schedule, Buyer shall be deemed to be title holder of the Property, and therefore entitled to the revenue and responsible for the expenses, after 12:00 a.m. on the Closing Date.

(a) Taxes. All non-delinquent real and personal property taxes, assessments and any other governmental or quasi-governmental impositions of any kind on or relating to the Property shall be prorated to the Closing Date based on the most recent and available assessed valuations, mill levies and taxes available; provided, however, if real or personal property taxes are estimated and not known, or supplemental taxes are assessed, then once known, after Closing, Seller and Buyer promptly shall pay to the other any amount required as a result of such adjustments. Prior to Closing, Seller shall pay all taxes and special assessments on the Property as and when they become due and prior to delinquency.

(b) Revenue and Expenses.

(i) All rent (whether fixed monthly rentals, additional rentals, escalation rentals, retroactive rentals, Operating Expense pass-throughs (except as provided in Section 12.1(b)(vi)) or other sums and charges payable by Tenants under Tenant Leases), revenue (including any and all fees or other compensation paid to Seller under any Contract or Tenant Lease to be assumed by Buyer, whether paid monthly, upon contract execution or otherwise, as consideration for Seller entering into such Contract or Tenant Lease) and expenses from any portion of the Property shall be prorated as of the Closing Date (based on a 365 day year). Buyer shall receive all rent and revenue accruing after the Closing Date (including, as a credit against the Purchase Price, the sum of any rentals already received by Seller attributable to the period after the Closing Date and any rent concessions which accrue to any Tenant after the Closing Date). Seller shall receive rent and revenue accruing on or prior to the Closing Date. Notwithstanding the foregoing, Seller shall not be entitled to a credit for any prepaid expenses which do not benefit Buyer after Buyer acquires the Property. Further, notwithstanding the foregoing, no prorations shall be made for any unpaid amounts due and payable prior to Closing or for delinquent rents existing, if any, as of the Closing Date. Although no adjustments shall be made in Seller’s favor for rents which have accrued and are unpaid as of the Closing, Buyer shall pay Seller such accrued and unpaid rents as and when collected by Buyer, it being agreed, however, that Buyer shall not be deemed to have collected such arrearages attributable to the period prior to Closing until such time as the Tenant is current in the payment of all rent and other sums accruing after the Closing. For a period of 90 days after the Closing, Buyer agrees to bill Tenants of the Property for all past due rents that are accrued but unpaid as of the Closing; however, (A) Buyer shall not be obligated to incur any out-of-pocket expenses (unless paid by Seller), (B) Buyer may deduct any of its reasonable costs of collection from any amounts due Seller, and (C) under any circumstance, Buyer shall not be obligated to file any legal action or terminate any Tenant Lease. Seller may take reasonable action to collect any delinquent rents provided that Seller may not commence any legal action against any tenant seeking termination of any lease and Seller may not commence any other legal action against tenant prior to the date which is 30 days after the applicable Closing.

(ii) The readings and billings for utilities will be made if possible as of the Closing Date, in which case Seller shall pay all such bills as of the Closing Date and no proration shall be made at the Closing with respect to utility bills. Otherwise, a proration shall be made based upon the parties’ reasonable good faith estimate and a readjustment made within 30 days after the Closing, if necessary. At Buyer’s sole option, (A) Buyer may assume any deposit(s) for any or all utility(ies), and Seller shall receive a credit for such deposit(s) at Closing, or (B) Seller shall be entitled to the return of any deposit(s) posted by it with any utility company, and Seller shall notify each utility company serving the Property of the sale as of the Closing. Seller agrees to reasonably cooperate with Buyer in transferring utility service and company accounts with respect to the Property and shall refrain from any action likely to result in a termination or interruption of utility service upon the Closing and transfer of ownership to Buyer.

(iii) No proration shall be made for insurance premiums and insurance policies will not be assigned to Buyer.

(iv) At Closing, Buyer shall receive as a credit against the Purchase Price in an amount equal to Tenant Deposits, including all security, damage or other deposits required to be paid by any of the Tenants to secure their respective obligations under the Tenant Leases, and expenses and other sums owed by Seller to any Tenant (provided that such amounts are acknowledged in an agreement or correspondence executed by Seller).

(v) Intentionally deleted.

(vi) At least 10 Business Days prior to the Closing Date, Seller shall provide Buyer with a reasonably detailed reconciliation for each Tenant showing all common area maintenance charges, property taxes, insurance and other operating cost pass-throughs payable by Tenants (collectively, the “Operating Expenses”) incurred by Seller from the beginning of the then-current calendar year (and if the prior calendar year has not been prorated, also for said prior year) (or, if different, such Tenants’ then-current annual billing period for Operating Expenses, and if the prior period has not been prorated, also for said prior period) through the Closing Date, and any Operating Expense estimates or charges collected by Seller during the same period of time and relating to such Tenant, all in the form customarily submitted to each Tenant (the “CAM Reconciliation”). To the extent that Seller has received as of the Closing any monthly or periodic payments of Operating Expenses allocable to periods subsequent to Closing, the same shall be prorated and Buyer shall receive a credit therefor at the Closing. With respect to any monthly or periodic payments of Operating Expenses received by Buyer after the Closing allocable to a Seller prior to Closing, Buyer shall promptly pay the same to the applicable Seller (subject to the provisions in Section 12.1(b)(i) for delinquent rentals). Notwithstanding the foregoing, to the extent that the CAM Reconciliation reveals that Seller has over-collected Operating Expenses such that, if the end of the operating expense year under the Tenant Leases was the Closing Date, Seller would be obligated to refund money to the Tenants (an “Over Collection”), rather than collect additional money from the Tenants (an “Under Collection”), said Over Collection shall be paid by Seller to Buyer at the Closing as a settlement statement credit; provided, in the event of an Under Collection, the amount of the Under Collection shall be paid by Buyer to Seller outside of escrow within 5 Business Days after receipt from the applicable Tenant in connection with the year-end Operating Expense reconciliation process.

(vii) All Tenant improvement work, Tenant incentives and leasing commissions for any New Lease or Lease Renewals approved by Buyer pursuant to Section 8.1(c) and entered into by Seller between the Effective Date and the Closing Date shall be prorated over the term of the New Lease or Lease Renewal. Seller’s share of such costs shall be based on the portion of the lease term, renewal or extension, as the case may be, occurring prior to the Closing, which amount shall be a credit against the Purchase Price, and the Buyer shall be responsible for the remainder of such costs.

(c) Liens. The amount of any monetary Lien (including all prepayment penalties) affecting the Property on the Closing Date, other than as a result of the actions by, through or under Buyer, shall be paid from the funds to which Seller otherwise shall be entitled. If such funds are insufficient to pay all such encumbrances, Seller shall pay the deficiency.

(d) Closing Costs. Each party shall pay its own costs and expenses arising in connection with the Closing (including its own attorneys’ and advisors’ fees, charges and disbursements), except the costs set forth in this paragraph which shall be allocated between the parties as set forth herein. Seller shall pay (i) any county documentary, transfer, stamp, sales, use, gross receipts or similar taxes related to the transfer of the Property, (ii) fifty percent (50%) of any city transfer taxes, (iii) the cost of discharging any Liens against the Property and recording any instruments in connection therewith, and (iv) one-half of the customary closing costs and escrow fees of the Title Company and Escrow Agent related to the transfer of the Property. Buyer shall pay for the cost of the Title Policy, recording Seller’s Deed, fifty percent (50%) of any city transfer taxes and one-half of the customary closing costs and escrow fees of the Title Company and Escrow Agent related to the transfer of the Property.

12.2 Settlement Sheet. At the Closing, Seller and Buyer shall execute a closing settlement sheet to reflect the credits, prorations and adjustments contemplated by or specifically provided for in this Agreement.

12.3 Post Closing Adjustments. Buyer and Seller shall undertake, following Closing, to adjust between themselves, as of the Closing Date, any revenue or expenses of the Property that are not adjusted on the settlement statement. Seller shall pay promptly upon receipt any bills relating to the operation of the Property for periods prior to Closing.

ARTICLE XIII

Remedies

13.1 Breach by Seller. ] If Seller is in default of its obligations in this Agreement, Buyer, at Buyer’s option, either may: (i) terminate this Agreement, in which event (A) Seller shall reimburse Buyer for Buyer’s actual out-of-pocket costs and expenses (including reasonable attorneys’ fees, costs and disbursements) related to the negotiation of this Agreement and the transactions contemplated hereby and Buyer’s due diligence, up to a maximum of $75,000, (B) the Deposit, less the Independent Contract Consideration (which Escrow Agent shall deliver to Seller), shall be returned to Buyer, (C) Seller shall pay any cancellation charges of Escrow Agent and Title Company, and (D) both parties shall be discharged from all duties and performance hereunder, except for any obligations which by their terms survive any termination of this Agreement; OR (ii) pursue and obtain specific performance of Seller’s obligations hereunder (without the necessity of proving irreparable harm or posting any security), including to convey the Property as provided herein. If Buyer elects to pursue specific performance pursuant to this Section 13.1 but specific performance as contemplated in this Section 13.1 is unavailable to Buyer as a result of any action taken by Seller, Seller shall reimburse Buyer for Buyer’s direct and actual damages, including without limitation all of its out-of-pocket costs and expenses (including reasonable attorneys’ fees, costs and disbursements) related to the negotiation of this Agreement and the transactions contemplated hereby and Buyer’s due diligence, provided that such reimbursement shall in no event exceed $150,000.

13.2 Breach by Buyer. If, following the expiration of the Inspection Period, Buyer defaults on its obligation to acquire the Property as provided herein, Seller shall be entitled to terminate this Agreement pursuant to the terms of this Section 13.2. IF SELLER TERMINATES THIS AGREEMENT PURSUANT TO THIS SECTION 13.2 DUE TO BUYER’S FAILURE TO CONSUMMATE THE CLOSING IN BREACH HEREOF, BUYER AND SELLER AGREE THAT SELLER’S ACTUAL DAMAGES WOULD BE IMPRACTICABLE OR EXTREMELY DIFFICULT TO FIX. THE PARTIES THEREFORE AGREE THAT, IN SUCH EVENT, SELLER, AS SELLER’S SOLE AND EXCLUSIVE REMEDY, IS ENTITLED TO LIQUIDATED DAMAGES IN THE AMOUNT OF THE DEPOSIT (EXCLUSIVE OF INTEREST AND DIVIDENDS EARNED THEREON), IN WHICH CASE (A) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF BUYER AND SELLER HEREUNDER SHALL BE OF NO FURTHER FORCE OR EFFECT AND NEITHER PARTY SHALL HAVE ANY FURTHER RIGHTS OR OBLIGATIONS HEREUNDER OTHER THAN PURSUANT TO ANY PROVISION HEREOF WHICH EXPRESSLY SURVIVES THE TERMINATION OF THIS AGREEMENT, (B) ESCROW AGENT SHALL DELIVER THE DEPOSIT (EXCLUSIVE OF INTEREST AND DIVIDENDS EARNED THEREON) TO SELLER PURSUANT TO SELLER’S INSTRUCTIONS, AND THE SAME SHALL BE THE FULL, AGREED AND LIQUIDATED DAMAGES, (C) ALL TITLE AND ESCROW CANCELLATION CHARGES, IF ANY, SHALL BE CHARGED TO BUYER, AND (D) ESCROW AGENT SHALL DELIVER TO SELLER ALL INTEREST AND DIVIDENDS EARNED ON THE DEPOSIT. THE PARTIES HEREBY AGREE THAT THE AMOUNT OF THE DEPOSIT IS A FAIR AND REASONABLE ESTIMATE OF THE TOTAL DETRIMENT THAT SELLER WOULD SUFFER IN THE EVENT OF BUYER’S FAILURE TO

CONSUMMATE THE CLOSING IN BREACH HEREOF. SELLER IRREVOCABLY WAIVES THE RIGHT TO SEEK OR OBTAIN ANY OTHER LEGAL OR EQUITABLE REMEDIES, INCLUDING THE REMEDIES OF DAMAGES AND SPECIFIC PERFORMANCE FOR BUYER’S FAILURE TO CONSUMMATE THE CLOSING IN BREACH HEREOF.

SELLER AND BUYER ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTAND THE PROVISIONS OF THIS SECTION 13.2, AND BY THEIR INITIALS IMMEDIATELY BELOW AGREE TO BE BOUND BY ITS TERMS.

/s/ BB /s/ FCM	/s/ JRW
Seller’s Initials	Buyer’s Initials

ARTICLE XIV

Escrow

Escrow Agent is hereby appointed and designated to act as Escrow Agent hereunder and is instructed to hold and deliver, pursuant to the terms of this Agreement, the documents and funds to be deposited into escrow as provided herein.

ARTICLE XV

Miscellaneous

15.1 Brokers. Seller and Buyer each hereby represent, warrant to and agree with the other that it has not had, and it shall not have, any dealings with (and it has not engaged and it will not engage) any third party to whom the payment of any broker’s fee, finder’s fee, commission or similar compensation (“Commission”) shall or may become due or payable in connection with the transactions contemplated hereby, other than Jones Lang LaSalle (the “Broker”). Seller shall pay any and all Commissions that may be due and payable to the Broker in connection with the transactions contemplated hereby pursuant to a separate agreement with the Broker. Seller and Buyer each hereby agree to indemnify, hold harmless, protect and defend each other from any Loss for or in connection with any claims for Commissions claimed or asserted by or through it in connection with the transaction contemplated herein (or any breach of any of its representations under this Section 15.1).

15.2 Expenses. Subject to the payment of Closing costs pursuant to Section 12.1(d) and any other provision of this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all fees and expenses incurred by any party hereto in connection with this Agreement shall be borne by such party.

15.3 Further Assurances. Each of the parties hereto agrees to perform, execute and deliver such documents, writings, acts and further assurances as may be necessary to carry out the intent and purpose of this Agreement.

15.4 Survival of Representations and Warranties.

(a) Except as set forth in Section 15.4(b) below, all of Seller’s and Buyer’s respective representations, warranties, covenants and indemnities set forth in this Agreement, and the provisions of Article XIV, shall survive the delivery of the Deed for the Closing and shall not be deemed merged into any instrument of conveyance delivered at Closing. Subject to the foregoing, any provision of this Agreement which requires observance or performance subsequent to the Closing, whether or not there is an express survival provision, shall continue in force and effect following such Closing.

(b) Seller and Buyer agree that Seller’s Representations shall survive for a period of 6 months after the Closing except in the event Buyer provides Seller with written notice of any claims prior to the end of such 6-month period, in which event Seller’s liability hereunder shall continue with respect to such claims until such time as (i) such claim(s) have been adjudicated by a court of competent jurisdiction resulting in a final, non-appealable judgment (or, alternatively, the party entitled to appeal any judgment has waived the right to do so in writing), (ii) such claims have been settled pursuant to a written settlement agreement between Seller and Buyer or (iii) tolled by applicable statutes of limitation (the “Survival Period”). Except for fraud or intentional misrepresentation by Seller, under no circumstances shall Seller be liable to Buyer for more than 5% of the Purchase Price (the “Seller Liability Cap”) in any individual instance or in the aggregate for all breaches of Seller’s Representations. Notwithstanding the foregoing, the Seller Liability Cap shall not apply to attorneys’ fees incurred by Buyer if Buyer is the prevailing party in any action or proceeding based on a breach of Seller’s Representations.

15.5 Partial Invalidity. If any provision of this Agreement is determined to be unenforceable, such provision shall be reformed and enforced to the maximum extent permitted by Law. If it cannot be reformed, it shall be stricken from and construed for all purposes not to constitute a part of this Agreement, and the remaining portions of this Agreement shall remain in full force and effect and shall, for all purposes, constitute this entire Agreement.

15.6 Time of Essence. Time shall be of the essence with respect to all matters contemplated by this Agreement.

15.7 Construction of Agreement. All parties hereto acknowledge that they have had the benefit of independent counsel with regard to this Agreement and that this Agreement has been prepared as a result of the joint efforts of all parties and their respective counsel. Accordingly, all parties agree that the provisions of this Agreement shall not be construed or interpreted for or against any party hereto based upon authorship.

15.8 1031 Exchange. Either party may structure the disposition or acquisition of the Property, as the case may be, as a like-kind exchange under Internal Revenue Code Section 1031 at the exchanging party’s sole cost and expense. The other party shall reasonably cooperate, provided that such other party shall incur no material costs, expenses or liabilities in connection with the exchanging party’s exchange. If either party uses a qualified intermediary or exchange accommodation title holder to effectuate an exchange, any assignment of the rights or obligations of such party shall not relieve, release or absolve such party of its obligations to the other party. The exchanging party shall indemnify, defend and hold harmless the other party from all liability in connection with the indemnifying party’s exchange, and the indemnified party shall not be required to take title to or contract for the purchase of any other property.

15.9 Amendments/Waiver. No amendment, change or modification of this Agreement shall be valid unless the same is in writing and signed by the party or parties to be bound. No waiver of any of the provisions of this Agreement shall be valid unless in writing and signed by the party against whom it is sought to be enforced. No waiver of any provision shall be deemed a continuing waiver of such provision or of this Agreement.

15.10 Entire Agreement. This Agreement, together with the Exhibits and Schedules attached hereto, constitutes the entire agreement between the parties relating to the subject matter hereof and supersedes all prior negotiations, agreements, understandings, letters of intent and discussions (whether oral or written) between the parties, and there are no promises, agreements, conditions, undertakings, warranties or representations, oral or written, express or implied, between the parties other than as expressly herein set forth.

15.11 Counterparts; Facsimile. This Agreement may be executed in one or more counterparts, each of which will constitute an original, and all of which together shall constitute one and the same agreement. Executed copies hereof may be delivered by facsimile, PDF or email, and, upon receipt, shall be deemed originals and binding upon the parties hereto. Without limiting or otherwise affecting the validity of executed copies hereof that have been delivered by facsimile, PDF or email, the parties will use their best efforts to deliver originals as promptly as possible after execution.

15.12 Dates. If any date set forth in this Agreement for the delivery of any document or the happening of any event (such as, for example, the expiration of the Inspection Period or the Closing Date) should, under the terms hereof, fall on a non-Business Day, then such date shall be extended automatically to the next succeeding Business Day.

15.13 Governing Law/Jurisdiction. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the internal laws of the state in which the Property is located, without regard to the conflicts of laws principles thereof. Any action brought to interpret or enforce this Agreement shall be brought in a court of competent jurisdiction in the state in which the Property is located and each party hereto hereby consents to jurisdiction and venue in such court.

15.14 Notices. All notices, consents, reports, demands, requests and other communications required or permitted hereunder (“Notices”) shall be in writing, and shall be: (a) personally delivered with a written receipt of delivery; (b) sent by a nationally recognized overnight delivery service requiring a written acknowledgement of receipt or providing a certification of delivery or attempted delivery; or (c) sent by PDF or email with an original copy thereof transmitted to the recipient by one of the means described in subsections (a) or (b). All Notices shall be deemed effective when actually delivered as documented in a delivery receipt; provided, however, that if the Notice was sent by overnight courier or mail as aforesaid and is affirmatively refused or cannot be delivered during customary business hours by reason of the absence of a signatory to acknowledge receipt, or by reason of a change of address with respect to which the addressor did not have either knowledge or written notice delivered in accordance with this section, then the first attempted delivery shall be deemed to constitute delivery; and provided further, however, that Notices given by PDF or email shall be deemed given when received. Each party shall be entitled to change its address for Notices from time to time by delivering to the other party Notice thereof in the manner herein provided for the delivery of Notices. All Notices shall be sent to the addressee at its address set forth below:

To Seller:

c/o Baird Investment Company

23 Maybeck Street

Novato CA 94949

Attention: Bruce Baldwin

Email: bb755@pacbell.net

With a copy to:

Eric Starr, Esq.

Starr Finley LLP

One California Street, Suite 300

San Francisco, CA 94111

Email: ecstarr@starrfinley.com

To Buyer:

c/o Industrial Property Trust Inc.

518 17th Street, 17th Floor

Denver, Colorado 80202

Attention: Thomas McGonagle

Email: tmcgonagle@industrialincome.com

With a copy to:

Joshua J. Widoff

General Counsel

Industrial Property Trust Inc.

518 17th Street, 17th Floor

Denver, Colorado 80202

Email: jwidoff@dividendcapital.com

and a copy to:

Allen Matkins Leck Gamble Mallory & Natsis LLP

1900 Main Street, 5th Floor

Irvine, California 92614-7321

Attention: Sandra A. Jacobson, Esq.

Email: sjacobson@allenmatkins.com

Any notice required hereunder to be delivered to the Escrow Agent shall be delivered in accordance with above provisions as follows:

Chicago Title Company

1676 N. California Blvd., Suite 117

Walnut Creek, California 94596

Attention: Laurie Balding-Smith

Email: baldingl@ctt.com

Unless specifically required to be delivered to the Escrow Agent pursuant to the terms of this Agreement, no notice hereunder must be delivered to the Escrow Agent in order to be effective so long as it is delivered to the other party in accordance with the above provisions.

15.15 Headings/Use of Terms/Exhibits. The paragraph and section headings that appear in this Agreement are for purposes of convenience of reference only and are not to be construed as modifying, explaining, restricting or affecting the substance of the paragraphs and sections in which they appear. Wherever the singular number is used, and when the context requires, the same shall include the plural and the masculine gender shall include the feminine and neuter genders. The term “including” means “including, but not limited to” and “such as” means “such as, but not limited to” and similar words are intended to be inclusive. All references to Sections and articles mean the Sections and articles in this Agreement. All Exhibits and Schedules attached hereto are hereby incorporated herein by reference as though set out in full herein.

15.16 Assignment. Buyer may assign all or any portion of this Agreement or its rights hereunder, or delegate all or any portion of its duties or obligations to an affiliate without Seller’s written consent, provided that Buyer gives Seller notice of the assignment or delegation and that such assignment or delegation does not relieve Buyer of its obligations hereunder. Seller shall not assign this Agreement or any rights hereunder, or delegate any of its obligations, without the prior written approval of Buyer. Subject to the provisions of this section, this Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, personal representatives, successors and permitted assigns. Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or entity, other than the parties hereto and their successors or permitted assigns, any rights or remedies under or by reason of this Agreement. For purposes of this Section 15.16, an affiliate of Buyer shall include (a) any entity that is owned, controlled by or is under common control with Buyer (a “Buyer Control Entity”), and (b) any entity in which one or more Buyer Controlled Entities directly or indirectly is the general partner (or similar managing partner, member or manager) or owns more than 50% of the economic interests of such entity.

15.17 Attorney’s Fees. If litigation or arbitration is required by either party to enforce or interpret the terms of this Agreement, the substantially prevailing party of such action or arbitration shall, in addition to all other relief granted or awarded by the court or arbitrator, be awarded costs and reasonable attorneys’ fees, charges and disbursements (including those of in-house counsel) and expert witnesses fees and costs incurred by reason of such action or arbitration and those incurred in preparation thereof at both the trial or arbitration and appellate levels.

15.18 Bulk Sales Laws. Seller shall comply with the bulk transfer provisions of the state in which the Property is located or similar laws and indemnify, protect, defend and hold harmless Buyer for any Loss related thereto.

15.19 Post-Closing Access to Records. Upon receipt by Seller of Buyer’s reasonable written request at anytime and from time to time within a period from the Closing until the later of (i) 2 years after Closing, or (ii) for the period any Tenant has the right under its lease for the Property to audit such books and records of Seller, Seller shall, at Seller’s principal place of business, during Seller’s normal business hours, make all of Seller’s records relating to the Property available to Buyer for inspection and copying (at Buyer’s sole cost and expense).

15.20 Information and Audit Cooperation. To the extent necessary to enable Buyer to comply with any financial reporting requirements applicable to Buyer and upon at least 3 Business Days prior written notice to Seller, within 75 days after the Closing Date, Seller shall reasonably cooperate (at no cost or liability to Seller) and allow Buyer’s auditors to audit the trial balance related to the operation of the Property for the year prior to the Closing Date and for the portion of the calendar starting on January 1 through the Closing Date. Other than any representation, warranty or covenant otherwise set forth in this Agreement or the documents delivered at Closing, Seller makes no representations, warranties or covenants with respect to the trial balance or the books and records which may be reviewed in auditing the same, and Buyer releases and waives any liability or claims against Seller related to the trial balance or the books and records which may be reviewed and audited.

15.21 Confidentiality. All of the terms and conditions of this Agreement (including the identity of Buyer and the existence of this Agreement) are confidential, and Seller shall not disclose such terms and conditions or the existence of this Agreement to anyone outside Seller other than to Seller’s legal counsel and other agents and representatives who need to know such information in connection with the acquisition. Buyer may disclose this Agreement’s terms and conditions and the existence of this Agreement (a) to its affiliates and its legal counsel and other agents and representatives, including prospective partners and lenders, and (b) as required by law, including without limitation, any disclosure required by the United States Securities and Exchange Commission. Subject to the requirements of all applicable laws, neither Seller nor Buyer shall issue any press release with respect to Buyer’s acquisition of the Property or the terms of this Agreement without the prior written consent of the other party, which consent may not be unreasonably withheld.

15.22 Joint and Several. The obligations of each individual entity comprising Seller hereunder shall be joint and several.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first set forth above.

SELLER:

BAIRD INVESTMENT COMPANY, a California corporation

By:	/s/ Bruce Baldwin
Name:	Bruce Baldwin
Title:	President

/s/ Frederick C. Mansfield
FREDERICK C. MANSFIELD, Trustee of the
Sylvia Baldwin Mansfield Trust dated November 21, 1975, as amended and restated

BUYER:

IPT ACQUISITIONS LLC, a Delaware limited liability company

By:	IPT Real Estate Holdco LLC,
Its Sole Member

By:	Industrial Property Operating Partnership LP,
Its Sole Member

By:	Industrial Property Trust Inc.,
Its General Partner

By:	/s/ J.R. Wetzel
Name:	J.R. Wetzel
Title:	Managing Director, Western Region